Exhibit 2.2

 Received April 23, 1991

STATEMENT OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES “A” PREFERRED STOCK

OF

INTERLINE RESOURCES CORPORATION

INTERLINE RESOURCES CORPORATION (hereinafter referred to as the "Company"), a corporation organized and existing under the laws of the State of Utah, does hereby certify:

That, pursuant to authority conferred upon the Board of Directors, by the Articles of Incorporation, as amended, of the Company, and pursuant to the provisions of Section 16-10-15, Utah Code Ann., said Board of Directors, by unanimous written consent effective as of April 9, 1991, duly adopted a resolution providing for the designation of a series of 1,000,000 shares of Series "A" Preferred Stock, $.01 par value, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted and invested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock of the Company be and hereby is given the distinctive designation of "Series "A" Preferred Stock", (hereafter referred to as the "Series "A" Preferred Stock"), said series to consist of 1,000,000 shares of the par value $.01 per share preferred stock, of which the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1.       Cash Dividends on Series "A" Preferred Stock.

(a) The holders of the Series "A" Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds for the Company legally available therefore, cumulative cash dividends at the annual rate equalling 11% of the purchase price paid to the Company for such Series "A" Preferred Stock. The Series "A" Preferred Stock shall be sold at $1.00 per share and shall have a stated value of $1.00 per share. Such dividends shall be payable annually commencing one year from the date of issuance.. If the dividend on the Series "A" Preferred Stock for any dividend period shall not have been paid or set apart in full for such Series "A" Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividend shall be paid or set apart for payment of any class of common stock of the Company. Accumulation of dividends of the Series "A" Preferred Stock shall not bear interest.

1

(b) Cash dividends for the Series "A" Preferred Stock shall commence to accrue upon issuance of such shares of Series "A" Preferred Stock.

2.       Conversion of Series "A" Preferred Stock into Common Stock.

(a)     Conversion Prior to Third Anniversary Date of Issuance. Prior to the expiration of three years from the date a share of Series "A" Preferred Stock is issued, the holder of record of such share of Series "A" Preferred Stock shall have the right, at his or her option, to convert one of said shares of Series "A" Preferred Stock into one fully paid and non-assessable share of the Company's $.001 par value Common Stock.

(b)     Conversion Subsequent to Third Anniversary Date of Issuance. Subsequent to the expiration of three years from the date a share of Series "A" Preferred Stock is issued, the holder of record of such share of Series "A" Preferred Stock shall have the right, at his or her option, to convert such share of Series "A" Preferred Stock into the Company's $.001 par value common stock on the following basis:

(i)  In the event the "bid" price of the Common Stock is $1.00 or greater at the time of conversion, one share of Series "A" Preferred Stock shall be converted into one fully paid and non-assessable share of the Company's $.001 par value Common Stock.

(ii) In the event, the "bid" price of the Common Stock is less than $1.00 per share at the time of conversion, then and in that event the Company shall issue to such converting holder of Series "A" Preferred Stock such number of shares of Common Stock as are necessary to provide such converting holder with a minimum Common Stock value of $1.00 per share for each share of Series "A" Preferred Stock so converted.

(iii)  For purposes of determining Common Stock value in connection with the conversion of Series "A" Preferred Stock, the conversion price shall be the highest "bid" price of the Common Stock as quoted on NASDAQ, or if the Company's Common Stock is not quoted on NASDAQ the "bid" price on whatever medium or exchange the Company's Common Stock is quoted on, on the day immediately prior to the date of notice of intent to convert is given to the Company.

(iv) The effects of this Section 2(b) are illustrated by the following example:

If, subsequent to the third anniversary date of the issuance of Series "A" Preferred Stock, a holder of 500,000 shares of Series "A" Preferred Stock gives notice of his or her intent to convert such stock into Common Stock, and the highest "bid" price of the Common Stock on the day immediately prior to the date such notice is given is $.50 per share, the total number of shares of Common Stock to be issued in the conversion shall be 1,000,000.

2

(c)    Any holder of a share or shares of Series "A" Preferred Stock desiring to convert such Series "A" Preferred Stock into Common Stock shall give notice of his or her intent to convert such stock by surrendering the certificate or certificates representing the share or shares of Series "A" Preferred Stock to be converted, duly endorsed to the Company or in blank, at the principal office of the Company (or such other place as may be designated by the Company) and shall give written notice to the Company at said office that the holder elects to convert same, setting for the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

(d)    Conversion of the Series "A" Preferred Stock shall be subject to the following additional terms and provisions.

(i)    As promptly as practicable after the surrender for conversion of any certificate representing Series "A" Preferred Stock, the Company shall deliver certificates representing the shares of Common Stock issuable upon the conversion, issued in such name or names as such holder may direct. Shares of the Series "A" Preferred Stock shall be deemed to have been converted as of the close of business on the date of surrender of the Series "A" Preferred Stock for conversion as provided above, and the rights of the holders of such Series "A" Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time.

(ii)  The Company shall at the time of such conversion pay to the holder of record of any share or shares of such Series "A" Preferred Stock any accrued but unpaid dividends on such said Series "A" Preferred Stock so surrendered for conversion, except that no payment or adjustment shall be made for any accrued or unpaid dividends for the then current annual dividend.

(iii)    The Company shall not be required to issue any fractions of shares of Common Stock or script upon the conversion of Series "A" Preferred Stock. If any interest in a fractional share of Common Stock would be otherwise be delivered upon the conversion of any Series "A" Preferred Stock, the Company shall make adjustment for such fractional share by payment of an amount in cash equal to the same fraction of the market value of a full share of Common Stock of the Company. For purposes of calculating market value hereunder, the market value of a share of Common Stock shall be determined in accordance with Section 2(b)(iii) above.

3

(iv) In the event that the Company shall at any time subdivide or combine in a greater or lesser number of outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series "A" Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

(v)   In the event that the Company shall be recapitalized, consolidated or merged into any other corporation, provisions shall be made as part of the terms of such recapitalization, consolidation or merger so that any holder of Series "A" Preferred Stock shall be distributed such proportionate share of securities as may be distributable upon such recapitalization, consolidation or merger which the holder would be entitled to if such holder had converted his or her Series "A" Preferred Stock immediately prior to the effective date of such recapitalization, consolidation or merger.

(vi)  In the event that the Company shall at any time pay any dividend or make any other distribution on its Common Stock in property, other than in cash or in Common Stock of the Company, then provisions shall be made as part of the terms of such dividend or distributions so that the holder of any Series "A" Preferred Stock surrendered for conversion after the record date for determination of holders of Common Stock in account of such dividend or distribution shall be entitled to receive the same kind and the same proportionate share of such property which he would have been entitled to receive had such Series "A" Preferred Stock been converted immediately prior to such record date.

(vii)    No adjustment of the conversion ratio shall be made by reason of:

(A)   the payment of any cash dividend on the Common Stock or any other classes of capital stock of the Company; or

(B)   the purchase, acquisition, redemption or retirement by the Company of any shares of Common Stock or any other class of the capital stock of the Company, except as provided in subdivision (iv) of this subsection (d); or

4

(C)   except as provided for in subdivision (iv) and (v) of this subsection (d), no adjustment in the conversion ratio shall be made by reason of the issuance of any shares of Common Stock or of any securities convertible into shares of Common Stock, or due to the issuance of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company. However in the event the Company offers to its Common Stock Owners any securities or any rights, warrants or options to subscribe for or purchase any securities, then the Company shall mail written notice of such offer to holders of the Series "A" Preferred Stock so that such holders may consider whether it would be advantageous to convert their Series "A" Preferred Stock into Common stock at such time in order to participate in such offer; or

(D)   Any offer by the Company to redeem or acquire shares of the Common Stock by paying or exchanging therefore stock of another corporation the carrying out by the Company of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series "A" Preferred Stock then of record; or

(e) The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of the Series "A" Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series "A" Preferred Stock.

3.       Redemption of Series "A" Preferred Stock.

(a)   No share of Series "A" Preferred Stock may be redeemed by the Company prior to the third anniversary date of issuance. Subsequent to the third anniversary date of issuance, the Company may redeem shares of Series "A" Preferred Stock only in the event the highest "bid" price of the Common Stock has been at $1.50 per share or greater for a period of 60 consecutive calendar days.

(b)   Subject to subsection 3(a) above, the Series "A" Preferred Stock shall be redeemable, in whole or in part, at the option of the Company by resolution of its Board of Directors, at any time and from time to time at the purchase price paid to the Company upon the original issuance of such shares of Series "A" Preferred Stock, plus all dividends accrued and unpaid on such Series "A" Preferred Stock up to the date fixed for redemption, upon giving the notice hereinafter provided.

(c)   In the event that less than the entire amount of Series "A" Preferred Stock outstanding is redeemed at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Company. Not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series "A" Preferred Stock or any part thereof, a notice specifying the time and place thereof shall be given by mail to the holders of record of the shares of Series "A" Preferred Stock selected for redemption at the respective addresses as the same shall appear on the stock records of the Company, but no failure to mail such notice or any defect therein or in the mailing thereof shall effect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

5

(d)    Upon such redemption date, or such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Company shall default on the payment of the redemption price set forth in such notice), the holders of the shares of Series "A" Preferred Stock, selected for redemption and to whom notice has been duly given shall cease to the stockholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no right with respect to such shares except the right to convert such shares within the time hereinabove set forth and except the right to receive the monies payable upon such redemption from the Company or otherwise, without interest thereon, upon surrender and endorsement, if required by the Company, of the certificates, and the shares represented thereby shall no longer deem to be outstanding. Upon redemption or conversion of the Series "A" Preferred Stock in the manner set out herein, or upon purchase of Series "A" Preferred Stock by the Company, the Series "A" Preferred Stock so acquired by the Company shall be cancelable and shall not be reissued.

(e)    After giving any notice of redemption and prior to the close of business on the date prior to the redemption date, has hereinbefore provided, the holders of the Series "A" Preferred Stock so called for redemption may convert such stock into Common Stock of the Company in accordance with the conversion privileges set forth in section 2 hereof.

4.      Voting Rights. Except as provided by law, the holders of Series "A" Preferred Stock shall have no voting rights.

5.      Priority of Series "A" Preferred Stock in the Event of a Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of debts and the liabilities of the Company, the holders of Series "A" Preferred Stock shall be entitled to receive, out of the net assets of the Company, the amount of $1.00 per share in cash for each share of Series "A" Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of any class of Common Stock of the Company.

IN WITNESS WHEREOF, the undersigned have caused its corporate seal to be affixed and this Certificate to be executed by its President and Secretary as of the 16 day of April, 1991.

Attest:	INTERLINE RESOURCES CORPORATION

/s/ Timothy G. Williams	/s/ Michael R. Williams
Timothy G. Williams	Michael R. Williams
Secretary	President

STATE OF UTAH       )

                    )SS:

COUNTY OF SALT LAKE )

The foregoing instrument was acknowledged before me this 16 day of April, 1991, by Michael R. Williams, president and Timothy G. Williams, secretary of Interline Resources Corporation, a Utah corporation, on behalf of the Company.

/s/ Fred Hammond
Notary Public

State of Utah

6